FOR IMMEDIATE RELEASE: Monday, February 7, 2000

CONTACT:  Don Gaidano                    Amy Barr
          Chief Financial Officer        V.P., Communications
          Horizon Organic Holding Corp.  Horizon Organic Holding Corp.
          (303) 530-2711, Ext. 117       (303) 530-2711, Ext. 114

           HORIZON ORGANIC HOLDING CORPORATION'S 1999 SALES RISE 72%
           ---------------------------------------------------------
                    Company Posts Record Sales and Profits

Longmont, Colo.--- February 7, 2000: Horizon Organic Holding Corp. (Nasdaq National Market: HCOW) today announced that its 1999 net sales were a record $84.8 million, up 72 percent from $49.4 million in 1998. Net income for 1999 was a record $1.4 million or $.15 per basic share and $.14 per diluted share, up from $486,000 or $.07 per basic and $.06 per diluted share in 1998. Net income for the fourth quarter 1999 was a loss of $527,000 or $.05 per basic and diluted share compared to net income of $586,000 or $.06 per basic and diluted share for the comparable period in 1998. Fourth quarter sales were up 70 percent to $25.0 million in 1999 from $14.7 million in the prior year.

Don Gaidano, Horizon's chief financial officer, noted that the lower-than-expected earnings for the fourth quarter 1999, as previously announced, were due to increased costs to support the company's growth initiatives; higher-than-planned payments to mandated dairy-support programs; and costs related to the recently announced management transition at Horizon. The charges associated with these items were approximately $2.0 million for the quarter.

Chuck Marcy, recently appointed president and chief executive officer of Horizon, said that the company is making important progress with the five-point strategic action plan that he outlined last month. The five initiatives were developed to provide improved performance in the year 2000. These action plans include expanding the retail availability of the company's product line; introducing new products; improving partnerships with customers, processors and distributors; enhancing consumer awareness of the Horizon OrganicTM brand; and increasing productivity and reducing costs.

Marcy noted that the company began moving forward on the plan by hiring a seasoned logistics consultant to evaluate the Horizon organization and to recommend important work redesign. "The key to our future success will be our focus on aggressive profitable growth, which will result from increasing productivity and driving costs from our systems. Operational excellence is a must as we move forward," he said.

Marcy also stated that the company's heightened productivity focus should begin to accelerate profit growth, especially in the second half of the year and that Horizon expects continued, strong revenue growth in 2000. "Specifically, we believe that revenue will increase by approximately the same dollar amount as in 1999, which would be about $35 million, or 40 to 45
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- page 2, Horizon -

percent. We anticipate that operating income will nearly double that of 1999; however, because of higher interest costs due to 1999 acquisitions, the company expects earnings per share to be in the mid-twenty-cent range."

Marcy said: "We project strong sales growth in the first quarter of 2000, with an increase of 50 to 60 percent over first quarter 1999." Assuming this level of sales growth, the company believes that based on its current cost trends, first quarter operating profit is likely to be comparable to first quarter 1999 results. Again, due to higher interest expenses, earnings per share could be about half of last year's quarterly result.

Horizon's chief executive emphasized that the company's recently introduced ultra-pasteurized (UP) line of fluid milk, frequently requested by retailers, already has contributed to growth in Horizon's customer base. "Our ultra-pasteurized line of fluid milk has been very well received by the trade. In addition to the recent gains we've registered, we are in discussions with numerous other customers to expand our UP milk distribution to stores that will only accept longer shelf-life products," Marcy explained.

To further build brand strength, Horizon also announced the appointment of Clark Driftmier as Horizon's new vice president of marketing. Driftmier most recently served as senior vice president of marketing for Small Planet Foods, parent company of consumer brands Cascadian Farm, Muir Glen and Fantastic Foods. He succeeds Horizon cofounder Paul Repetto, who retired in December.

Horizon management has scheduled a conference call for Tuesday, February 8, 2000 at 10 a.m. Eastern Time to discuss 1999 fourth quarter and year-end results with financial analysts. To hear the call in a listen-only mode, participants must dial (212) 896-6082, reservation #13898336, five minutes prior to the start of the event, or they can visit the company's website at www.horizonorganic.com for a simulcast and replay of the call.

Horizon Organic Dairy produces and markets the leading brand of certified organic milk and a full line of refrigerated, certified organic dairy products. Horizon also markets certified organic eggs and certified organic juices under the Horizon Organic label. In addition to its company-owned farms, Horizon has established a national network of organic milk producers, processors and distributors that allows consumers to purchase Horizon Organic products in more than 10,000 conventional supermarkets and natural foods stores located across the United States. Horizon also markets The Organic Cow of VermontTM brand of organic dairy products in the northeast region of the United States and yogurt under the Rachel's brand in the United Kingdom. For more information, visit the company's web site at www.horizonorganic.com.

Note on Forward-Looking Statements: This news release contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein, due to a number of factors, including uncertainties related to the company's ability to continue strong growth, to achieve distribution efficiencies, and to expand domestically and internationally, as well as increased milk costs, inbound and outbound freight and distribution costs, higher costs related to new-product introductions and increased personnel costs. These factors are more fully discussed in the company's Annual Report on Form10-K for the year ended December 31, 1998, under the headings "Risk Factors-Competition," "Risks Related to Difficulties of Managing Growth," "Risks Associated with Changes in Consumer Preferences," "Risks Related to Internal Growth Strategy and Possible Acquisitions," Risks Associated With Dependence on Key Personnel," and "Risk Factors-Risks Associated with Trade and Consumer Acceptance in Distribution Channels." In addition, the company's results could also be affected by a number of other risks and uncertainties which are more fully discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 1998.


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                      HORIZON ORGANIC HOLDING CORPORATION
                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

                                               Three Months Ended Dec 31,                     Twelve Months Ended Dec 31,
                                         1999        %NS        1998       %NS           1999        %NS       1998      %NS
Net sales                             $ 24,960      100.0%   $ 14,703      100.0%      $ 84,771    100.0%    $ 49,360    100.0%
% change over prior period                           69.8%                  62.6%                   71.7%                 67.0%
Cost of Sales                           17,677       70.8%      9,396       63.9%        56,591     66.8%      32,615     66.1%
Gross profit                             7,283       29.2%      5,307       36.1%        28,180     33.2%      16,745     33.9%

Selling expense                          5,571       22.3%      3,471       23.6%        18,399     21.7%      11,007     22.3%
General and administrative               2,448        9.8%      1,063        7.2%         7,400      8.7%       3,338      6.8%

Operating income (loss)                   (736)      -2.9%        773        5.3%         2,381      2.8%       2,400      4.9%

Interest and other, net                    (39)      -0.2%        203        1.4%            58      0.1%        (825)    -1.7%

Pretax income  (loss)                     (775)      -3.1%        976        6.6%         2,439      2.9%       1,575      3.2%

Income tax (expense) benefit               248        1.0%       (390)      -2.7%        (1,037)    -1.2%        (675)    -1.4%
Extraordinary item, Net                     NA                     NA                        NA                  (414)

Net income (loss)                         (527)      -2.1%        586        4.0%         1,402      1.7%         486      1.0%

Earnings (loss) per share, before
 extraordinary item:
  Basic                                 ($0.05)                 $0.06                     $0.15                 $0.12
  Diluted                               ($0.05)                 $0.06                     $0.14                 $0.11

Earnings (loss) per share after
extraordinary item:
  Basic                                 ($0.05)                 $0.06                     $0.15                 $0.07
  Diluted                               ($0.05)                 $0.06                     $0.14                 $0.06

Weighted average shares outstanding:
  Basic                                  9,736                  9,611                     9,544                 7,339
  Diluted                                9,976                 10,052                     9,868                 7,742


Selected Balance Sheet Data            Dec 31,                 Dec 31,
                                        1999                    1998
Working capital                       $ 18,805               $ 28,298
Total assets                            84,612                 69,356
Current liabilities                     13,855                  7,192
Long term debt, less current portion    11,255                  4,923
Stockholders' equity                    57,887                 55,970